Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement between GLG Partners, Inc. (“GLG”) and Jeffrey M. Rojek (the “Employee”) is made on this 9th day of January, 2008 (this “Agreement”).
GLG and the Employee hereby agree to the employment of the Employee by GLG on the following terms and conditions:
1.	Effective Date; Commencement of Employment.

1.1	This Agreement will not be effective until it has been approved by the board of directors of GLG (the “Board”). In the event that this Agreement is not approved by the Board on or before March 18, 2008, then this Agreement will become null and void and without any effect.

1.2	The Employee’s employment under this Agreement will commence on March 18, 2008 (the “Start Date”).

2.	Title; Duties; Responsibilities.

2.1	The Employee shall, during the term of his employment with GLG, but not before the date set forth in clause 1.2, serve GLG in the capacity of Chief Financial Officer. The Employee’s duties shall include, but not be limited to, those typical of the chief financial officer of a financial services company, and such other duties as may be required by GLG from time to time consistent therewith, or where not, by agreement between the parties hereto.

2.2	During the term of the Employee’s employment with GLG, the Employee shall:
(a)	at all times and in all respects conform to and comply with the lawful and reasonable directions of GLG, and, to the extent applicable to the Employee, conform to and comply with all rules or codes of conduct and statements of principle in force from time to time or required by any regulatory body in relation to the business of GLG or any of its subsidiaries (collectively, the “GLG Entities”);

(b)	unless prevented by sickness or other incapacity, or otherwise as directed by GLG, devote the whole of his time, attention, and abilities during hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the GLG Entities;

(c)	work at GLG’s offices in New York City, New York or such other place of business of GLG in the New York City greater metropolitan area as GLG may reasonably require for the proper performance of the Employee’s duties; provided that the Employee shall be required to travel frequently and for extended periods of time for business purposes, including to any other office maintained by any of the GLG Entities; and

(d)	not, without the prior written consent of GLG, directly or indirectly carry on or be engaged, concerned, or interested in any other business, trade, or occupation that is in competition with the business of any GLG Entity, other than as a holder directly or through nominees of not more than three percent (3%) in the aggregate of any class of shares, debentures, or other securities in issue from time to time of any company that is publicly-traded on any recognized stock exchange.
2.3	The Employee shall not, without the prior written consent of GLG, either directly or indirectly, publish any opinion, fact, or material, or deliver any lecture or address, or participate in the making of any film, radio broadcast, or television transmission, or communicate with any representative of the media or any third party, (a) relating to the business or affairs of the GLG Entities, or relating to any of their officers, employees, members, clients, suppliers, distributors, agents, or shareholders, or (b) relating to the development or exploitation of Intellectual Property (as defined in clause 10.1). For the purpose of this clause 2.3, “media” shall include television (terrestrial, satellite, and cable), internet, radio, newspapers, and other journalistic publications. This clause 2.3 will not apply to communications made by the Employee to the media or other third-parties to the extent that such communications are consistent with the Employee’s duties to GLG.

3.	Salary.
3.1	During the term of the Employee’s employment with GLG, GLG will pay the Employee a salary at a rate equal to a gross amount of $400,000 per annum, from which tax and other withholdings will be deducted. This amount will be paid to the Employee in equal monthly installments.

4.	Bonus.

4.1	The Employee will, during the term of his employment with GLG, be eligible for a discretionary bonus, payable, if at all, by GLG on an annual basis, from which tax and other withholdings will be deducted. Bonuses are based on numerous factors, including the performance of the GLG Entities and the Employee’s individual contribution, and, except as otherwise set forth in this clause 4, are not guaranteed. A Bonus, if any, is normally paid in January of the year following the year in which such bonus is earned. Except for the bonus payments set forth in clause 4.2, any bonus payable to the Employee may be conditioned upon the achievement of performance goals established in accordance with Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”).

4.2	Notwithstanding anything to the contrary in clause 4.1, for each of the first two years of the Employee’s employment with GLG, GLG will pay the Employee a cash bonus of no less than $600,000, from which tax and other withholdings will be deducted. Such bonus will be paid to the Employee in 2009 and 2010, respectively, but no later than 30 days after the first and second anniversaries of the Start Date, as applicable. Each such bonus may be paid to the Employee in more than one payment during the specified payment period.

4.3	In the event that the Employee’s employment with GLG is terminated by GLG without Cause (as defined in clause 8.3) before all of the bonus payments set forth in clause 4.2 are made to the Employee, then the Employee shall become entitled to receive any remaining bonus payments under clause 4.2 at the time or times that such remaining payment or payments would have been made to the Employee under clause 4.2 had his employment not been terminated. Any payments to be made under this clause 4.3 shall be subject to the Employee’s duty to mitigate set forth in clause 8.2.

4.4	In order to be eligible to receive any bonus under this clause 4, except as otherwise provided in clause 4.3, the Employee must be actively employed by GLG and not serving out any period of notice (such as the notice period given prior to termination) on the date that that bonus is paid.

5.	Equity Incentive Awards.

5.1	GLG will recommend to the Compensation Committee of the Board (the “Compensation Committee”) that the Employee be granted, on or about the Start Date, with a second grant to be made on or about the first anniversary of the Start Date, an award of restricted stock that has a value of $500,000, as determined in good faith by GLG at the time each such award is granted (the “Equity Award”). For purposes of determining the value of the Equity Award, such value will be calculated assuming a notional price equal to the closing price of a share of GLG common stock on the last trading day immediately preceding the respective date of grant. All or part of the Equity Award may be conditioned upon the achievement of performance goals established in accordance with Section 162(m).

The terms and conditions of the Equity Award that GLG will recommend to be granted by the Compensation Committee to the Employee on or about the Start Date are set forth in the restricted stock agreement attached hereto as Exhibit A.

5.2	In addition to the awards set forth in clause 5.1, the Employee may receive such other equity incentive awards as the Compensation Committee may determine in its sole discretion from time to time, and such awards may be conditioned upon the achievement of performance goals established in accordance with Section 162(m). Such equity incentive awards may include, without limitation, grants of stock options, stock appreciation rights, restricted stock, and/or restricted stock units. The terms and conditions of each equity incentive award will be set forth in a definitive award agreement to be entered into by the parties hereto.

5.3	Notwithstanding anything in this clause 5 to the contrary, the Employee will only receive an equity incentive award if, at the time the award is granted, he is actively employed by GLG and not serving out any period of notice (such as the notice period given prior to termination).

6.	Expenses.

6.1	GLG shall reimburse the Employee in respect of all reasonable travelling, accommodation, and other similar out-of-pocket expenses wholly, exclusively, and necessarily incurred by the Employee in or about the performance of his duties, provided that any expense claims are supported by relevant documentation and are made in accordance with GLG’s expenses policy from time to time in force.

7.	Benefits and Vacation.

7.1	During the term of the Employee’s employment with GLG, and provided that the Employee satisfies, and continues to satisfy, any plan eligibility requirements, the Employee shall be entitled to participate in, and receive benefits under, any pension benefit plan, welfare benefit plan (including, without limitation, health insurance), vacation benefit plan, or other employee benefit plan made available by GLG to its senior employees based in its New York City offices. In addition, during the term of the Employee’s employment with GLG, the Employee will be provided with fringe benefits to the same extent that such benefits are provided by GLG to its senior management employees. Any such plan or benefit arrangement may be amended, modified, or terminated by GLG from time to time with or without notice to the Employee.

8.	Termination of Employment.

8.1	By the Employee; Death. The Employee may terminate his employment with GLG for any reason by giving to GLG not less than twelve weeks of notice in writing. In the event that the Employee terminates his employment without giving GLG the requisite notice under this clause 8.1, then, in addition to any other remedy that GLG may have with respect to the Employee for breach of this Agreement, the “Restriction Period” under clause 12.1.6 will be extended for the number of days that is equal to the number of days by which the Employee’s notice under this clause 8.1 is deficient (i.e., if the Employee provides GLG will eight weeks of notice of termination, then the “Restriction Period” will be extended by four weeks).

The Employee’s employment with GLG will automatically terminate upon his death.

8.2	By GLG Without Cause. GLG may terminate the Employee’s employment without Cause (as defined in clause 8.3) by giving to the Employee not less than twelve weeks of notice in writing. Alternatively, GLG may, in its absolute discretion, elect to terminate the employment of the Employee at any time with immediate effect by paying the Employee in a lump sum his salary under clause 3.1 for twelve weeks in lieu of providing the Employee with any advance notice of termination, from which payment taxes and other withholdings will be deducted.

In the event of a termination of the Employee’s employment by GLG without Cause on or before the second anniversary of the Start Date, then, subject to clause 8.6, GLG shall continue to pay to the Employee his salary under clause 3.1 through the second anniversary of the Start Date, from which payments taxes and other withholdings will be deducted. In such event, the Employee may also be entitled to additional compensation pursuant to the terms of clause 4.3.

At all times while the Employee is receiving payments under clause 4.3 or this clause 8.2 (or would be receiving payments but for clause 8.6), the Employee shall have a duty to mitigate the amount of such payments that GLG is obligated to pay to the Employee by making a good faith effort to obtain alternative employment (or paid work as a partner, consultant, or otherwise). Any compensation that the Employee earns during such time period as a result of other employment or work as a partner, consultant, or otherwise shall offset, on a dollar-for-dollar basis, the amount of such payments that GLG otherwise would be obligated to pay to the Employee under this Agreement. The Employee shall have an affirmative duty to promptly notify GLG of any employment or other paid work that he obtains (and in any event no later than seven days after obtaining such employment or other paid work) while receiving payments under clause 4.3 or this clause 8.2. The failure of the Employee to make a good faith effort to obtain such employment or other paid work will be grounds for GLG to refuse to make any further payments under clause 4.3 or this clause 8.2 and to recoup any payments under clause 4.3 and this clause 8.2 that it has already made to the Employee.

8.3	By GLG With Cause. The Employee’s employment may be terminated by GLG with Cause at any time and without notice. “Cause” shall be deemed to exist if the Employee shall at any time:
(a)	be guilty of gross misconduct or be in material breach of any provision of this Agreement; or

(b)	be in breach of regulatory requirements (including any Securities Exchange Commission requirements) or internal compliance rules of any GLG Entity consistent therewith that is applicable to the Employee; or

(c)	have any required registration terminated or cancelled by the Securities Exchange Commission or any other regulatory authority governing financial services business in the United States or in any other relevant jurisdiction; or

(d)	have any certification, registration, license, or similar requirement to maintain his status as a certified public accountant or a state-licensed accountant suspended, withdrawn, revoked, or otherwise terminated, provided that such suspension, withdrawal, revocation, or termination will not be grounds to terminate the Employee with Cause if it occurs because of the Employee’s failure to complete any necessary continuing professional education hours or credits and such failure was consented to in advance and in writing by GLG; or

(e)	be investigated (which includes any informal or formal stage in any administrative, investigative, enforcement, adjudicative, disciplinary, or judicial investigation or proceeding, but excludes any such investigation or proceeding the subject of which is GLG and not the Employee) in the United States by the Securities Exchange Commission, the Financial Industry Regulatory Authority, Inc., or another government agency or regulatory body or authority, or in any other relevant jurisdiction by a government agency or regulatory body or authority, for a potential violation of securities laws, including any insider trading rules, or any applicable rule or regulation of any governmental agency or regulatory body or authority governing the financial services business or people who work in such business, provided that, if such investigation has been completed and results in a finding of no violation by the Employee, then, to the extent that GLG has not yet exercised its right to terminate the Employee with Cause as a result of such investigation, such investigation will no longer be grounds for GLG to terminate the Employee with Cause; or

(f)	be guilty of any serious negligence in connection with or affecting the business or affairs of any GLG Entity for which the Employee is required to perform duties; or

(g)	be guilty of conduct that brings or is likely to bring the Employee or any GLG Entity into disrepute; or

(h)	be convicted of a criminal offence for which the Employee may be arrested (other than a traffic violation for which a non-custodial penalty is imposed); or

(i)	be in material breach of any of the conditions or continuing obligations under clause 13.
8.4	GLG is not under any obligation to provide the Employee with any work, and GLG may suspend the Employee or place him on a leave of absence without duties, exclude the Employee from all or any premises of GLG, and/or require that the Employee not contact any colleagues or clients, not work on any GLG matters or projects, and not access electronic data in GLG’s offices via home computers, modems, or otherwise, including, without limitation:

8.4.1	for any period in connection with any investigation into (a) any alleged misconduct or neglect by the Employee or (b) any alleged action or inaction that may constitute Cause under clause 8.3; or

8.4.2	for any period not exceeding the applicable notice period after either party has given notice of termination of employment;
provided that throughout such period the Employee’s salary under clause 3.1 and benefits under clause 7.1 shall continue to be paid or provided by GLG in accordance with those clauses. The Employee acknowledges and agrees that, during any period of suspension, all obligations and duties of the Employee contained in this Agreement (other than those suspended as set out in this clause 8.4) will continue to have full force and effect.

8.5	GLG reserves the right to condition any compensation under this clause 8, or the Employee’s right to continue to receive salary and/or bonus for any portion of any notice period under this clause 8 during which the Employee is not performing services, upon the Employee’s execution of a full general release and such release becoming effective.

8.6	To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the Internal Revenue Code), including any amount payable under clause 4.3 or this clause 8, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to the Employee until the day after the date that is six months following the Employee’s “separation from service,” but only if the Employee is deemed by GLG, in accordance with any relevant procedures that it may establish, to be a “specified employee” under Section 409A of the Internal Revenue Code at the time the Employee “separates from service.” This clause 8.6 will not be applicable after the Employee’s death.

8.7	Upon the termination of his employment (for whatever reason and howsoever arising), the Employee shall not at any time thereafter make any untrue or misleading oral or written statement concerning the business and affairs of any GLG Entity, nor represent himself or permit himself to be held out as being in any way connected with or interested in the business of any GLG Entity (except as a former employee for the purpose of communicating with prospective employers or complying with any applicable law, or as a holder of any outstanding equity award granted to the Employee).

9.	Confidential Information.

9.1	“Confidential Information” means any information that belongs to any GLG Entity, or any of their clients or suppliers, including, without limitation, Intellectual Property (as defined in clause 10.1), technical data, market data, trade secrets, research, business plans, product information, projects, services, client lists, client preferences, client transactions, supplier lists, supplier rates, hardware, technology, inventions, developments, processes, formulas, designs, marketing methods and strategies, pricing strategies, sales methods, financial information, transactional information, corporate and tax structures, revenue figures, account information, credit information, financing arrangements, information disclosed to the Employee by any GLG Entity in confidence directly or indirectly, information that the Employee ought reasonably to understand is confidential, and information in respect of which any GLG Entity is bound by an obligation of confidence to a third party, and whether in writing (including via email), orally, or by electronic records, drawings, pictures, or inspection of tangible property.

9.2	The Employee acknowledges that, during the course of his employment with GLG, the Employee will have access to Confidential Information. The Employee agrees, both during the term of his employment with GLG and following its termination, that he will hold the Confidential Information in the strictest confidence, and that he will not use or attempt to use, other than in the proper performance of the Employee’s duties, the Confidential Information except for the benefit of the GLG Entities, and he will not disclose any Confidential Information to any other person or entity without the prior written authorization of GLG. The Employee shall use best endeavors to prevent the unauthorized publication or misuse of any Confidential Information.

9.3	The restrictions of clause 9.2 do not apply to any Confidential Information that (a) has entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which the Employee is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order and which disclosure the GLG Entities, following the Employee’s immediate notification to GLG of such requirement, are unable legally to prevent.

9.4	The Employee will be required, and hereby agrees, to execute any additional confidentiality agreements with any GLG Entity in such form as will be required by GLG or such GLG Entity.

9.5	Following the termination of the Employee’s employment with GLG, or at any time during its continuance upon request by GLG, the Employee will promptly deliver to GLG and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to any GLG Entity, or that belongs to any other third party and is in the Employee’s possession as a result of his employment with GLG, including, without limitation, any Confidential Information, computer hardware and software, palm pilots, pagers, cell phones, blackberries, PDAs, other electronic equipment, records, data, client lists and information, notes, reports, correspondence, financial information, corporate information, account information, files, and other documents and information, including any and all copies of the foregoing.

10.	Intellectual Property.

10.1	“Intellectual Property” means any rights in or to intellectual property including, without limitation, patents, trade marks, service marks, design rights, copyrights, utility models, inventions, drawings, rights in computer programs (including both object code and source code), and whether registered or unregistered, applications for registration of any of the foregoing and the right to apply for them in any part of the world, and rights of like nature arising or subsisting anywhere in the world in relation to all of the foregoing.

10.2	The Employee agrees that all Intellectual Property that the Employee creates or discovers during the course of or as a result of his employment with GLG and that relates to or is capable of being used in the business of any GLG Entity shall vest automatically in and belong exclusively to GLG or its nominee, and the Employee shall not have any rights or licenses in such Intellectual Property except as explicitly granted in writing to him by GLG.

10.3	If, at any time in the course of the Employee’s employment with GLG, the Employee makes or discovers or participates in the making or discovery of any Intellectual Property relating to or capable of being used in the business of any GLG Entity, then the Employee shall immediately disclose full details of such Intellectual Property to GLG, and at the expense of GLG the Employee shall do all things necessary or desirable for obtaining appropriate forms of protection for the Intellectual Property in such parts of the world as may be specified by GLG and for vesting all rights in the same in GLG or its nominee.

10.4	The Employee hereby irrevocably appoints GLG or its nominee to be the Employee’s agent to sign any instrument, or to execute or do any act, on the Employee’s behalf in order to give GLG or its nominee the full benefit of this clause 10, and in favor of any third party a certificate in writing signed by an officer of GLG that any instrument or act falls within the authority of GLG conferred by this clause 10 shall be conclusive evidence that such is the case.

10.5	The Employee hereby waives all of the Employee’s moral rights, if any, in respect of any acts of any GLG Entity or any party acting on its authority, in relation to any Intellectual Property that is the property of or licensed to GLG, its nominee, or any GLG Entity by virtue of this clause 10.

10.6	The Employee agrees that he will disclose to GLG in writing prior to the Start Date all Intellectual Property that was made or discovered by the Employee prior to such date, or that belongs to the Employee either solely or jointly with others (each such item referred to as a “Prior Invention” and collectively as “Prior Inventions”). Other than as so disclosed, the Employee agrees and acknowledges that there are no Prior Inventions. If, in the course of the Employee’s employment with GLG, the Employee incorporates a Prior Invention into any product, software, business material, process, service, or machine of any GLG Entity, then the GLG Entities are hereby granted a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Invention as part of or in connection with such product, software, business material, process, service, or machine.

10.7	The Employee shall keep and maintain adequate and up to date written records of all Intellectual Property made or discovered by the Employee (either solely or jointly with others) during his employment with GLG. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any similar format appropriate to the relevant Intellectual Property and/or required from time to time by GLG. The records will be available to and remain the sole property of GLG at all times, and the Employee shall not perform any action with such records (other than to maintain them in an up to date state) without the express permission of GLG, such permission to be at the sole discretion of GLG.

10.8	All rights and obligations of the Employee under this clause 10 shall continue in full force and effect after the termination of his employment and shall be binding upon the Employee’s heirs, assigns, and personal representatives.

11.	Further Obligations of the Employee.

11.1	The Employee shall, during his employment with GLG and (where appropriate) after its termination, comply (and, if applicable, shall procure that his spouse and minor children shall comply) with all applicable rules of law, regulations, and codes of conduct of any GLG Entity in effect from time to time in relation to dealings in shares, debentures, or other securities, and the Employee shall, in relation to any dealings in securities of foreign companies, comply with all laws of any foreign state affecting dealings in the securities of such companies.

11.2	The Employee represents that his employment with GLG does not violate any prior agreement with a former employer or third party. Should the Employee breach such representation, the Employee agrees to indemnify the GLG Entities on demand for any and all damages (including, without limitation, legal fees) that any GLG Entity incurs as a result of the Employee’s breach of such representation.

12.	Restrictive Covenants.

12.1	For the purpose of this clause 12, the following expressions shall have the following respective meanings:
12.1.1	“Business” means the management, investment management, and investment advisory businesses, and the business of structuring, establishing, marketing, distributing, and managing investment funds, as carried on by any GLG Entity on the Employee’s employment termination date.

12.1.2	“Intermediary” means (a) any person who, at any time during the two years immediately preceding the Employee’s employment termination date, promoted, marketed, advised, or arranged for investors in the services and/or products (including investment funds) of any GLG Entity, (b) any person who, during such two-year period, was a partner, member, employee, or agent of, or consultant to, such Intermediary, or (c) any person who, during such two-year period, was a partner, member, employee or agent of a client or prospective client of any GLG Entity and who was working in the capacity of an Intermediary, and in all cases, with which Intermediary the Employee had direct dealings on behalf of any GLG Entity in connection with such Intermediary’s promoting, marketing, advising, or arranging for investors in the services and/or products (including investment funds) of any GLG Entity.

12.1.3	“Key Individual” means any person who, at the Employee’s employment termination date, is employed or engaged (including, without limitation, as a partner of member) by any GLG Entity (a) with whom the Employee has had material contact during the course of his employment with GLG, and (b) either (i) is employed or engaged in marketing services and/or products (including investment funds), in managing fund assets, as an analyst, or in a senior management position, or (ii) is in the possession of Confidential Information, or (iii) is directly managed by or reports to the Employee; and in the event that any person is found to have been solicited by the Employee prior to the Employee’s employment termination date and such person would have been a Key Individual on the Employee’s employment termination date but for the actions of the Employee, then such person will also be considered to be a Key Individual.

12.1.4	“Prospective Intermediary” means any person (a) with whom or which any GLG Entity entered into negotiations or discussions, or (b) on whom or which any GLG Entity expended a material amount of money, in either case during the period of six months immediately preceding the Employee’s employment termination date and to the knowledge of the Employee prior to his employment termination date, and in either case, (i) with a view toward securing introductions to others for the purpose of providing services or doing business with such other persons, (ii) with whom or which person the Employee had direct dealings on behalf of any GLG Entity, and (iii) which person does not affirmatively indicate to the GLG Entities, prior to the Employee’s employment termination date, that he, she, or it does not wish to become an Intermediary of the GLG Entities.

12.1.5	“Restricted Area” means the United States, the United Kingdom, and any other country in which the Employee has undertaken his duties for the GLG Entities to a material extent at any time during the period of twelve months immediately preceding the Employee’s employment termination date.

12.1.6	“Restriction Period” means the period of the Employee’s employment with GLG, plus (a) the period of twelve months for purposes of clauses 12.3, 12.4.1, 12.4.3, 12.4.6, 12.4.8, and 12.4.10, (b) the period of six months for purposes of clauses 12.4.2 and 12.4.4, and (c) the period of eighteen months for purposes of clauses 12.4.5, 12.4.7, and 12.4.9, with the time periods in clauses (a), (b), and (c) calculated from the Employee’s employment termination date; provided that the length of the post-employment period may be extended in accordance with the terms of clause 8.1.
12.2	The Employee acknowledges that, during the course of his employment with GLG, he will have (a) access to Confidential Information, and/or (b) influence over or connection with existing and prospective clients, Intermediaries, Prospective Intermediaries, employees, and other service providers of the GLG Entities, and accordingly, having had the opportunity to take legal advice or voluntarily having waived such opportunity, is willing to enter into the covenants described in this clause 12 in order to provide the GLG Entities with reasonable protection for those interests.

12.3	The Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly, carry on or set up, or be employed or engaged by or in, or otherwise assist or be interested in, in any capacity (except as a shareholder or other equity owner of not more than three percent (3%) of the shares of any company whose shares are publicly traded on any recognized stock exchange), a business that is carried on in competition with the Business anywhere within the Restricted Area.

12.4	The Employee hereby covenants with GLG that he will not, for the Restriction Period, without the prior written consent of GLG in its sole and absolute discretion, either alone or jointly with or on behalf of any person, directly or indirectly:
12.4.1	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which has at any time during the period of twelve months immediately preceding the Employee’s employment termination date done business or dealt with, or received services from, any GLG Entity as a client, and with whom or which the Employee shall have had dealings during the course of his employment with GLG or any other service relationship with the GLG Entities, other than clients that were

Business-related clients of the Employee (as opposed to clients of his accounting practice) prior to the time he first provided services to any of the GLG Entities;

12.4.2	in connection with the carrying on of any business that is in competition with the Business, have business dealings with, provide services to, or otherwise accept the custom of any person who or which is a prospective client of any GLG Entity, by providing any service to, dealing with, or doing business with such prospective client that is the same or substantially similar to services and/or products (including investment funds) that had been or are being marketed to such prospective client by any GLG Entity on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

12.4.3	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.4	in connection with the carrying on of any business that is in competition with the Business, have business dealings with any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.5	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which at the Employee’s employment termination date or at any time during the period of twelve months prior to that date is a client of any GLG Entity, and with whom or which the Employee shall have had dealings during the course of his employment with GLG or any other service relationship with the GLG Entities, other than clients that were Business-related clients of the Employee (as opposed to clients of his accounting practice) prior to the time he first provided services to any of the GLG Entities;

12.4.6	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, for orders or instructions in respect of any services and/or products (including investment funds) of a type offered or provided by any GLG Entity, any person who or which is a prospective client of any GLG Entity, to whom or which such services had been or are being marketed on the Employee’s employment termination date or during the period of six months immediately preceding such employment termination date, and of which marketing the Employee is aware prior to his employment termination date, provided that, prior to the Employee’s employment termination date, such prospective client has not affirmatively indicated that he, she, or it does not wish to become a client of the GLG Entities;

12.4.7	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Intermediary for the purpose of securing or seeking to secure from such Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.8	in connection with the carrying on of any business that is in competition with the Business, canvass, solicit, or approach, or cause to be canvassed, solicited, or approached, any Prospective Intermediary for the purpose of securing or seeking to secure from such Prospective Intermediary the opportunity to provide to his, her, or its clients or prospective clients any services and/or products (including investment funds) that are the same or substantially similar to those provided by any GLG Entity, or to place the business of any such client or prospective client with another business that is in competition with the Business;

12.4.9	solicit or endeavor to solicit for employment or for the provision of service, or entice away or endeavor to entice away from employment or other service relationship with the GLG Entities, any Key Individual who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six months immediately preceding the Employee’s employment termination date; or

12.4.10	hire or engage for services any Key Individual who, on the Employee’s employment termination date, is employed or engaged by any GLG Entity, or who was so employed or engaged at any time during the six months immediately preceding the Employee’s employment termination date.
12.5	Notwithstanding anything to the contrary in this clause 12, following the termination of the Employee’s employment with GLG, the Employee will be permitted to (a) work for any certified public accounting firm, provided that the Employee is not involved in (whether by working for, advising, consulting with, or otherwise servicing) any aspect of such firm’s investment management or investment advisory businesses, if any, including any such business conducted through such firm’s subsidiaries or other related entities, and (b) service the clients of any certified public accounting firm.

12.6	The Employee hereby agrees that he will, at the cost of GLG, enter into a direct agreement or undertaking with any GLG Entity whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this clause 12 in relation to such activities and such area and for such a period not exceeding the Restriction Period as such GLG Entity may reasonably require for the protection of its legitimate business interests.

12.7	The covenants contained in this clause 12 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Agreement is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any restriction contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

12.8	The Employee acknowledges that the remedy at law for his breach of this clause 12 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this clause 12, GLG will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and the Employee consents to the issuance of such equitable relief. Nothing in this clause 12.8 will be deemed to limit GLG’s remedies at law or in equity that may be pursued or availed of by GLG for any breach or threatened breach by the Employee of any part of this clause 12.

12.9	The covenants contained in this clause 12 have been agreed by the parties hereto to be reasonable. The business of the GLG Entities is highly competitive, the terms of this clause 12 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this clause 12 are not more restrictive than is necessary to protect the legitimate interests of the GLG Entities.

13.	Conditional Nature of Employment.

13.1	The Employee’s employment with GLG is subject to the following conditions:
(a)	validity and accuracy of all representations made by the Employee regarding his educational, vocational, professional, and any other appropriate qualifications, and upon request by GLG the Employee will be required to produce any relevant documentation supporting such representations;

(b)	compliance with any compliance regulations, codes of conduct, and personal investment policies applicable to the Employee; and

(c)	the Employee’s successful and continued registration with, to the extent applicable, the Securities Exchange Commission and any other relevant government agency governing the financial services business.
The Employee recognizes that his employment may be terminated with or without notice or payment in the event that such requirements fail to be satisfied at any time during his employment with GLG.

14.	Miscellaneous.

14.1	This Agreement constitutes the entire agreement and understanding between GLG and the Employee and supersedes any other agreements, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may only be modified or amended by a further agreement in writing signed by the parties hereto.

14.2	This Agreement is governed by and shall be construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

14.3	Any action by the parties hereto related to this Agreement may be instituted in any state or federal court having proper subject matter jurisdiction located within the State of New York, or in any other court in which jurisdiction is otherwise proper. Accordingly, the Employee and GLG irrevocably and unconditionally (a) submit to the jurisdiction of any such court and (b) waive (i) any objection to the laying of venue of any such action brought in such court and (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum.

14.4	This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts when taken together shall constitute one and the same original.

14.5	GLG shall be entitled, without notice to the Employee, at any time during his employment with GLG and upon the termination of such employment, to set off and/or make deductions from the Employee’s compensation or from any other sums due to the Employee from any GLG Entity in respect of any overpayment of any kind made to the Employee or in respect of any outstanding debt or other sum due from the Employee. In addition, all payments made under this Agreement to the Employee will be subject to applicable tax and other payroll withholdings.

14.6	Except to the extent that applicable law requires that any specific action be taken or performed by the Compensation Committee, or to the extent otherwise provided in this Agreement, any action to be taken or performed, or direction or consent to be provided, by GLG under this Agreement may be taken, performed, or provided by either of GLG’s Co-Chief Executive Officers (or if there is only one Chief Executive Officer, then by that individual).

14.7	Any waiver by GLG of any provision, or any breach of any provision, of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision herein.

14.8	Due to the personal nature of the services contemplated under this Agreement, this Agreement and the Employee’s rights and obligations hereunder may not be assigned by the Employee. GLG may assign its rights, together with its obligations hereunder, in connection with any sale, transfer, or other disposition of all or substantially all of its business and/or assets, provided that any such assignee of GLG agrees to be bound by the provisions of this Agreement.

GLG Partners, Inc.

by:	/s/ Noam Gottesman Name: Noam Gottesman	Date: January 9, 2008
Title: Co-Chief Executive Officer

by:	Employee

/s/ Jeffrey M. Rojek		Date: January 9, 2008

Jeffrey M. Rojek